Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated July 31, 2014, relating to the consolidated financial statements and financial statement schedule of Tata Motors Limited and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of the Indian Rupee into U.S. dollar amounts) and the effectiveness of Tata Motors Limited’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness relating to certain ineffective controls in respect of one of the Company’s information technology system), appearing in the Annual Report on Form 20-F of Tata Motors Limited for the fiscal year ended March 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Haskins & Sells LLP

Mumbai, India

March 30, 2015